Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (As Amended and Restated as of April 25, 2025) of our reports dated February 20, 2025, with respect to the consolidated financial statements of Park Hotels & Resorts Inc. and the effectiveness of internal control over financial reporting of Park Hotels & Resorts Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
April 25, 2025